Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals, Inc. 650-266-3716

Sunesis Pharmaceuticals Reports Third Quarter 2019 Financial Results and Recent Highlights

Phase 1b/2 Trial of Vecabrutinib in 400 mg Cohort; Clinical Update at Upcoming ASH Annual Meeting

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2019 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the quarter ended September 30, 2019. Loss from operations for the three and nine months ended September 30, 2019 was $6.0 million and $17.9 million. As of September 30, 2019, the Company had cash and cash equivalents, restricted cash and marketable securities of $38.3 million.

“We continue to advance our Phase 1b/2 trial of vecabrutinib in patients with B-cell malignancies with the goal of identifying our recommended dose and studying vecabrutinib in defined patient populations in the Phase 2 portion of the study. We are currently in the 400mg cohort as the safety and pharmacokinetic data to date support continued dose escalation,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “As announced last week, we will be presenting a poster at the ASH Annual Meeting in December that provides an update on the Phase 1b/2 trial of vecabrutinib, and we look forward to sharing the new findings. We also recently presented exciting preclinical pharmacology data for our first-in-class PDK1 inhibitor, SNS-510, at the AACR-NCI-EORTC conference.  The equity offering we completed in July strengthened our cash position and extends our runway through key milestones for the Company.”

Recent Highlights

•

Announced Presentation at ASH Annual Meeting. In November 2019, the Company announced that a presentation will be made at the 61st American Society of Hematology (ASH) Annual Meeting to be held December 7-10, 2019 in Orlando, Florida. The abstract, titled “Ongoing Results of a Phase 1B/2 Dose-Escalation and Cohort-Expansion Study of the Selective, Noncovalent, Reversible Burton’s Tyrosine Kinase Inhibitor, Vecabrutinib, in B-Cell Malignancies” (Publication 3041), will be presented on Sunday, December 8, in a session titled “CLL: Therapy, excluding Transplantation: Poster II,” from 6:00-8:00pm ET at the Orange County Convention Center, Hall B. The poster will be available on the Sunesis website following the presentation.

•	Presented Preclinical Data on SNS-510 at the 2019 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. In October 2019,

Sunesis presented data profiling the oral PDK1 inhibitor SNS-510 showing potent activity in hematologic and solid tumor cancer models at the 2019 AACR-NCI-EOTRC International Conference on Molecular Targets and Cancer Therapeutics in Boston, Massachusetts.

•

Hired Mehdi Paborji, PhD as VP Technical Operations; promoted Pietro Taverna, PhD to VP Translational Medicine & Nonclinical Development. Dr. Paborji has over 30 years of experience in the industry, including fifteen years at Bristol-Myers Squibb. More recently he served as Chief Operating Officer of Biotie Therapeutics through its sale to Acorda Therapeutics and was also the Founder and COO of Theravida. He has experience leading technical and clinical supply operations, and all aspects of manufacturing of drug substance and drug product. Dr. Paborji has a PhD. in Physical Organic and Bio-Organic Chemistry from the University of Kansas and postdoctoral training in Pharmaceutical Chemistry from the University of Kansas, the School of Pharmacy. Dr. Taverna has over 18 years of experience in the biopharmaceutical industry, exclusively in oncology pharmacology and translational medicine. He returned to Sunesis in 2017 as head of Translational Medicine after nine years at Astex (Otsuka) Pharmaceuticals leading translational medicine programs for their oncology portfolio. Prior to Astex, Dr. Taverna held senior/principal scientist positions at Sunesis and Chiron, overseeing and conducting pharmacology efforts for cancer drug candidates. He has numerous publications as well as presentations at international oncology meetings. Dr. Taverna has a Ph.D. in Pharmacological Research from M. Negri Institute for Pharmacological Research, Milano, Italy and did postdoctoral research at the Institute and at Case Western University.

•

Appointed Dr. Nicole Onetto to the Board of Directors. In September 2019, Sunesis appointed Dr. Nicole Onetto, M.D. to the Board of Directors, bringing to Sunesis 20 years of clinical development experience in oncology and hematology.

•

Completion of Public Offering. In July 2019, Sunesis completed underwritten public offerings of shares of its common stock and Series F convertible preferred stock with net proceeds of approximately $26.1 million. The offerings attracted participation from leading biotechnology investors, including existing and new investors.

Financial Highlights

•

Cash and cash equivalents, restricted cash, and marketable securities totaled $38.3 million as of September 30, 2019, compared to $13.7 million as of December 31, 2018. The increase of $24.6 million was primarily due to $45.1 million in net proceeds from issuance common and preferred stock, and $5.5 million in proceeds from the Silicon Valley Bank Loan Agreement, partially offset by $18.4 million in net cash used in operating activities and $7.5 million principal payment on the Bridge Bank / Solar Capital Loan Agreement and Amendments. This capital is expected to fund the Company through the identification of the Phase 2 dose and initiation of the Phase 2 portion of the ongoing trial.

•

Research and development expense was $3.5 million and $10.5 million for the three and nine months ended September 30, 2019, compared to $3.6 million and $11.3 million for the same periods in 2018. The decreases between the comparable three and nine month periods were primarily due to a decrease in salary and personnel expenses due to lower headcount and a decrease in clinical expense due to timing, offset by an increase in professional services related to the preparation for the Phase 2 portion of the ongoing clinical trial for vecabrutinib.

•

General and administrative expense was $2.5 million and $7.5 million for the three and nine months ended September 30, 2019, compared to $2.7 million and $8.9 million for the same periods in 2018. The decreases between the comparable periods were primarily due to a decrease in salary and personnel expenses due to lower headcount and stock-based compensation and a decrease in professional services expenses due to lower legal and vosaroxin patent expenses, offset by an increase in insurance premiums.

•

Interest expense was $0.1 million and $0.4 million for the three and nine months ended September 30, 2019, compared to $0.3 million and $0.9 million for the same periods in 2018. The decreases in interest expenses from both periods resulted from the lower interest rate paid on a lower principal amount under the SVB Loan Agreement.

•

Cash used in operating activities was $18.4 million for the nine months ended September 30, 2019, compared to $17.9 million for the same period in 2018. Net cash used in the nine months ended September 30, 2019 resulted primarily from the net loss of $18.0 million and changes in operating assets and liabilities of $1.8 million, offset by adjustments for non-cash items of $1.4 million. Net cash used in 2018 period resulted primarily from the net loss of $20.6 million, partially offset by adjustments for non-cash items of $2.3 million and changes in operating assets and liabilities of $0.4 million.

•

Sunesis reported loss from operations of $6.0 million and $17.9 million for the three and nine months ended September 30, 2019, compared to $6.3 million and $20.0 million for the same periods in 2018.  Net loss was $5.9 million and $18.0 million for the three and nine months ended September 30, 2019, compared to $6.5 million and $20.6 million for the same periods in 2018.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (International) and entering passcode 4059849. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the Company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, with an emphasis on its oral non-covalent BTK inhibitor vecabrutinib. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Sunesis’ continued development of vecabrutinib, including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and sufficiency of its cash resources and financial position. Words such as “expect,” “will,” “look forward,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" in Sunesis' Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and Sunesis' other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)	(Unaudited)
Revenue:
License and other revenue	$—	$—	$—	$237
Total revenues	—	—	—	237
Operating expenses:
Research and development	3,534	3,587	10,465	11,314
General and administrative	2,507	2,690	7,469	8,873
Total operating expenses	6,041	6,277	17,934	20,187
Loss from operations	(6,041)	(6,277)	(17,934)	(19,950)
Interest expense	(71)	(291)	(443)	(859)
Other income, net	170	63	334	191
Net loss	(5,942)	(6,505)	(18,043)	(20,618)
Unrealized gain on available-for-sale securities	—	1	—	7
Comprehensive loss	$(5,942)	$(6,504)	$(18,043)	$(20,611)
Basic and diluted loss per common share:
Net loss	$(5,942)	$(6,505)	$(18,043)	$(20,618)
Shares used in computing basic and diluted loss per common share	105,070	36,095	78,969	34,956
Basic and diluted loss per common share	$(0.06)	$(0.18)	$(0.23)	$(0.59)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$19,733	$13,696
Restricted cash	5,500	—
Marketable securities	13,080	—
Prepaids and other current assets	2,236	1,504
Total current assets	40,549	15,200
Property and equipment, net	5	11
Operating lease right-of-use asset	954	—
Other assets	102	113
Total assets	$41,610	$15,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$770	$1,393
Accrued clinical expense	544	500
Accrued compensation	1,177	943
Other accrued liabilities	398	1,091
Notes payable	5,460	7,396
Operating lease liability - current	545	—
Total current liabilities	8,894	11,323
Other liabilities	13	8
Operating lease liability - long term	409	—
Total liabilities	9,316	11,331
Stockholders’ equity:
Convertible preferred stock	11,763	20,998
Common stock	11	4
Additional paid-in capital	698,032	642,460
Accumulated deficit	(677,512)	(659,469)
Total stockholders’ equity	32,294	3,993
Total liabilities and stockholders’ equity	$41,610	$15,324

Note 1:  The consolidated balance sheet as of December 31, 2018 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.